------------------------------
                                                          OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number           3235-0145
                                                 Expires:     October 31, 2002
                                                 Estimated average burden
                                                 hours per response ..... 14.90
                                                 ------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                           DOV Pharmaceuticals, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   259858108
                      -------------------------------------
                                (CUSIP Number)

                                 June 17, 2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 5 pages

CUSIP No. 259858108                    13G                    Page 2 of 5 Pages

-------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         Canadian Imperial Bank of Commerce ("CIBC")
-------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]

-------------------------------------------------------------------------------
3.   SEC Use Only


-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     CIBC is a bank organized under the Bank Act of Canada.

-------------------------------------------------------------------------------
               5. Sole Voting Power
NUMBER OF         1,511,670
   SHARES
BENEFICIALLY   ----------------------------------------------------------------
  OWNED BY     6.   Shared Voting Power
    EACH            -0-
  REPORTING
   PERSON      ----------------------------------------------------------------
    WITH:      7.   Sole Dispositive Power
                    1,511,670

               ----------------------------------------------------------------
               8.   Shared Dispositive Power
                    -0-

-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

         1,511,670

-------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions) [_]

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (11)

         10.4%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

         OO
-------------------------------------------------------------------------------

CUSIP No. 259858108                   13G                     Page 3 of 5 Pages

-------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

            DOV Pharmaceuticals, Inc. (DOVP)
-------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            Continental Plaza
            433 Hackensack Avenue
            Hackensack, New Jersey 07601
-------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            Canadian Imperial Bank of Commerce ("CIBC")

-------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Commerce Court West, 199 Bay Street
            Toronto, Ontario M5L 1A2
            Canada
-------------------------------------------------------------------------------
Item 2(c).  Citizenship:

            CIBC is a bank organized under the Bank Act of Canada.

-------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock
-------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            259858108
-------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a)   [_] Broker or dealer registered under Section 15 of the
                      Exchange Act.

            (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)   [_] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

            (d)   [_] Investment company registered under Section 8 of the
                      Investment Company Act.

            (e)   [_] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

            (f)   [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)   [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)   [_] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

            (i)   [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

CUSIP No. 259858108                   13G                     Page 4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

 (a) Amount beneficially owned:                                       1,511,670

 (b) Percent of class                                                   10.4%

 (c) Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote                   1,511,670

     (ii)  Shared power to vote or to direct the vote                    -0-

     (iii) Sole power to dispose or to direct the disposition of      1,511,670

     (iv)  Shared power to dispose or to direct the disposition of       -0-



-------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable
-------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable
-------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         CIBC World Markets Corp., an indirectly-owned subsidiary of CIBC, beneficially owns 1,511,670 shares of DOV Pharmaceuticals common stock.

-------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

         Not applicable.
-------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         Not applicable.
-------------------------------------------------------------------------------
Item 10. Certifications.

         Not applicable.

CUSIP No. 259858108                   13G                     Page 5 of 5 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  June 24, 2003
                                        ---------------------------------------
                                                       (Date)

                                             /s/ Antonio Molestina
                                        ---------------------------------------
                                                      (Signature)

                                            Antonio Molestina
                                            Senior Vice President,
                                            Deputy General Counsel
                                            Canadian Imperial Bank of Commerce
                                        ---------------------------------------
                                                     (Name/Title)

                                            /s/ Andrew MacInnes
                                        ---------------------------------------
                                                      (Signature)

                                            Andrew MacInnes
                                            Managing Director
                                            CIBC World Markets Corp.
                                        ----------------------------------------
                                                      (Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).